Exhibit 99.1

FOR IMMEDIATE RELEASE

April 22, 2013

CenterState Banks, Inc. Announces

First Quarter 2013 Operating Results

(All dollar amounts are in thousands, except per share information)

(All earnings per share amounts are reported on a diluted basis unless otherwise noted)

DAVENPORT, FL. – April 22, 2013 – CenterState Banks, Inc. (NASDAQ: CSFL) reported earnings per share of $0.15 on net income of $4,576 for the first quarter of 2013, compared to $0.07 per share on net income of $2,236 reported during the prior quarter. The increase was due primarily to interest income accretion on FDIC covered loans accounted for pursuant to ASC 310-30 (approximately $1,849 pre-tax) and a reduction in the loan loss provision expense of approximately $2,529 pre-tax between sequential quarters due primarily to a release of allowance for loan losses related to improved credit metrics.

Credit metrics have continued to improve and the FDIC covered loans overall performed better than previously expected. Earnings comparisons between the current year quarter and prior year quarter are presented in the table below.

	Three months ended
	Mar 31, 2013	Mar 31, 2012
Net income	$4,576	$1,313
Earnings per share	$0.15	$0.04

Credit Metrics: Total non-performing assets (“NPAs”) at the end of the quarter were $31,338, which is 6% less than the prior quarter and 62% less than the peak of $82,334, which occurred in the first quarter of 2011. The current quarter end NPL ratio (non performing loans (“NPL”) as a percentage of total non FDIC covered loans) was 2.18%, the NPA ratio (NPAs as percentage of total assets) was 1.31% and the ratio of NPAs as a percentage of total non FDIC covered loans plus non FDIC covered OREO and ORA (other repossessed assets) was 2.74%. This quarter, similar to the two previous quarters, was again the lowest such ratios reported by the Company since 2008. Allowance for loan losses as a percentage of NPLs was 91% at the end of the current quarter. All ratios exclude loans and OREO covered by FDIC loss sharing agreements.

FDIC covered loans and the related indemnification asset (“IA”): The Company acquired five failed bank loan portfolios that are coved by FDIC loss sharing agreements. Three were acquired in the third quarter of 2010 and two in the first quarter of 2012. The loss share periods are for ten years with respect to single family residential loans and five years with respect to all other purchased loans, except consumer loans, which are not covered by loss sharing agreements. All of the loans are aggregated into pools based upon common risk characteristics and are being accounted for on a pooled basis pursuant to ASC Topic 310-30. There are 45 pools of loans. Each quarter, management estimates the expected future cash flows for each pool in order to estimate: (1) the amount of impairment for any pool that is impaired; and (2) to the extent that future expected cash flows have improved (i.e. future expected losses have decreased), the additional amount that will be accreted into interest income over the remaining expected life of the related loan pool, thereby increasing the pool’s yield. There has been impairment in some of the loan pools, but overall, the yields on the aggregate covered loan portfolio have been trending upward as a result of a decrease in the estimate of future losses. During the last eight quarters, the yields on the covered loan portfolio were as follows:

	1Q13	4Q12	3Q12	2Q12	1Q12	4Q11	3Q11	2Q11
FDIC covered loan portfolio	11.06%	7.71%	7.03%	7.51%	6.69%	6.80%	6.21%	5.51%

When the estimate of future losses in covered loans decrease (i.e. future cash flows increase), this increase in cash flows is accreted into interest income, increasing yields, over the remaining life of the related loan pool. The indemnification asset (“IA”) represents the amount that is expected to be collected from the FDIC for reimbursement of 80% of the estimated losses in the covered pools. When the Company decreases its estimate of future losses, the expected reimbursement from the FDIC, or IA, is decreased by 80% of this amount. The decrease in estimated reimbursements is expensed (negative accretion) over the lesser of the remaining expected life of the related loan pool(s) or the remaining term of the related loss share agreement(s), and is included in the Company’s non-interest income as a negative amount. This accounting treatment is consistent with the Financial Accounting Standards Board’s Accounting Standards Update (“ASU”) 2012-06, issued October 2012, Business Combinations (Topic 805): Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution. ASU 2012-06 did not impact or change the Company’s first quarter 2013 accounting treatment for its IA because the Company was already following the guidance provided in this standard, and has been consistently applying this accounting treatment since the acquisition dates of its five FDIC assisted acquisitions of failed financial institutions.

At March 31, 2013, the total IA on the Company’s balance sheet was $97,958. Of this amount, the Company expects to receive reimbursements from the FDIC of approximately $70,010 related to future estimated losses, and expects to write-off approximately $27,948 for previously estimated losses that are no longer expected. The $27,948 is now expected to be paid by the borrower (or realized upon the sale of OREO) instead of a reimbursement from the FDIC. At March 31, 2013, the $27,948 previously estimated reimbursements from the FDIC will be written off as expense (negative accretion) in the Company’s non-interest income as summarized below.

Year		Year
2013 (9 months)	28.4%	2017	5.6%
2014	27.8%	2018	4.6%
2015	16.3%	2019 thru 2021	7.0%

2016	10.3%	Total	100.0%

During the current quarter the covered loan yield increased because the cash received (or the estimate of the value of the asset repossessed and transferred to OREO) exceeded the amount that was previously estimated. This occurred in several loan pools during the quarter and resulted in additional income of approximately $1,849. Excluding this amount from interest income during the current quarter, the yield on the FDIC covered loan portfolio is equal to approximately 8.42% compared to the reported 11.06%.

(unaudited)	average balance	interest income	yield
FDIC covered loans	$284,151	$7,749	11.06%
additional income from increased collections during the quarter as described above		(1,849)

results excluding above	$284,151	$5,900	8.42%

Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated. See notes 1 and 2 below for a discussion related to FDIC revenue and amortization (negative accretion) included in non-interest income.

Quarterly Condensed Consolidated Statements of Operations (unaudited)
For the quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Interest income	$24,378	$23,265	$23,608	$24,587	$23,490
Interest expense	1,556	1,726	1,941	2,304	2,510

Net interest income	22,822	21,539	21,667	22,283	20,980
Credit (provision) for loan losses	360	(2,169)	(2,425)	(1,894)	(2,732)

Net interest income after loan loss provision	23,182	19,370	19,242	20,389	18,248
Income from correspondent banking and bond sales division	6,140	6,450	8,606	9,966	7,784
Gain on sale of securities available for sale	30	420	675	726	602
Bargain purchase gains on bank acquisitions	—	—	—	—	453
FDIC- IA amortization (negative accretion) (note 1)	(2,199)	(1,540)	(671)	(348)	(537)
FDIC- revenue (note 2)	628	2,025	2,199	1,229	564
All other non-interest income	5,680	5,385	5,526	4,968	4,779
Credit related expenses	(2,021)	(3,573)	(3,844)	(2,198)	(1,591)
Acquisition and conversion related expenses	—	(55)	(177)	(614)	(1,868)
Correspondent banking division expenses	(6,075)	(6,069)	(7,235)	(7,896)	(6,968)
Impairment bank owned property held for sale	—	—	(449)	(165)	—
All other non-interest expense	(18,994)	(18,833)	(20,001)	(20,785)	(19,659)

Income before income tax	6,371	3,580	3,871	5,272	1,807
Income tax provision	(1,795)	(1,344)	(1,229)	(1,558)	(494)

NET INCOME	$4,576	$2,236	$2,642	$3,714	$1,313

Earnings per share (basic)	$0.15	$0.07	$0.09	$0.12	$0.04
Earnings per share (diluted)	$0.15	$0.07	$0.09	$0.12	$0.04
Average common shares outstanding (basic)	30,089,726	30,079,767	30,077,933	30,072,395	30,065,631
Average common shares outstanding (diluted)	30,159,188	30,153,775	30,142,167	30,140,009	30,088,188
Common shares outstanding at period end	30,095,520	30,079,767	30,079,767	30,074,927	30,071,127

PTPP earnings (note 3)	$7,343	$6,932	$7,892	$8,188	$6,379
PTPP diluted earnings per share (note 4)	$0.24	$0.23	$0.26	$0.27	$0.21

note 1:	On the date of an FDIC acquisition (with loss share), the Company estimates expected future losses and the timing of those losses by loan pool. The related reimbursements from the FDIC for approximately 80% of those losses are recorded as a receivable from the FDIC, referred to as indemnification asset or “IA.” The Company updates its estimate of future losses and the timing of the losses each quarter. To the extent management estimates that future losses are less than prior expected future losses, management adjusts its estimates of future expected cash flows and this increase is accreted to interest income over the remaining life of those specific loan pools, increasing yield on loans. Because management no longer expects these incremental future losses on the loan pool(s), then the expected future reimbursements from the FDIC for approximately 80% of these losses are also reduced. Instead of immediately charging down the IA for expected future FDIC reimbursements, the IA is written down over the shorter of the loss share period or the life of the related loan by negative accretion (amortization) in this line item.
note 2:	Two FDIC related revenue items are included in this line item. The two items are disaggregated in the non-interest income table displayed later in this document. The first item is FDIC reimbursement income from the sale of OREO. When OREO (those covered by loss share agreements) is sold for a loss, approximately 80% of the loss is recognized as income and included in this line item. Second, when a loan pool (with loss share) is impaired, the impairment expense is included in provision for loan losses, and approximately 80% of that loss is recognized as income from FDIC reimbursement, and included in this line item.
note 3:	Pre-tax pre-provision earnings (“PTPP”) is a non-GAAP measure that is defined as income before income tax excluding the provision for loan losses and gain on sale of available for sale (“AFS”) securities. In addition the Company also excludes other credit related costs including losses on repossessed real estate and other assets, and other foreclosure related expenses. It also excludes non-recurring items as listed in the following reconciliation table.
note 4:	PTPP earnings per share means, PTPP as defined in note 3 above divided by the average number of diluted common shares outstanding.

A reconciliation of the quarterly condensed PTPP is presented below (unaudited):

For the quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Income before income tax	$6,371	$3,580	$3,871	$5,272	$1,807
exclude provision for loan losses	(360)	2,169	2,425	1,894	2,732
FDIC income from pool impairment	21	(261)	(619)	(886)	(66)
exclude other credit related costs	2,021	3,573	3,844	2,198	1,591
OREO indemnification income from FDIC	(649)	(1,764)	(1,580)	(343)	(498)
exclude gain on sale of AFS securities	(30)	(420)	(675)	(726)	(602)
exclude non-recurring items:
bargain purchase gain	—	—	—	—	(453)
impairment bank owned property held for sale	—	—	449	165	—
gain on sale of bank owned property held for sale	(31)	—	—	—	—
acquisition and conversion related expenses	—	55	177	614	1,868

PTPP earnings	$7,343	$6,932	$7,892	$8,188	$6,379

The condensed quarterly results of the Company’s correspondent banking and bond sales segment are presented below.

Quarterly Condensed Segment Information - Correspondent banking and bond sales division (unaudited)
For the quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Net interest income	$774	$878	$925	$1,042	$1,178
Total non-interest income (note 1)	7,005	7,193	9,453	10,707	8,354
Total non-interest expense (note 2)	(6,075)	(6,069)	(7,235)	(7,896)	(6,968)
Income tax provision	(657)	(753)	(1,183)	(1,450)	(965)

Net income	$1,047	$1,249	$1,960	$2,403	$1,599

Contribution to diluted earnings per share	$0.03	$0.04	$0.07	$0.08	$0.05

Allocation of indirect expenses (note 3)	$(465)	$(592)	$(641)	$(546)	$(704)
Income tax benefit	179	223	241	205	265

Contribution to diluted earnings per share after deduction of allocated indirect expenses	$0.03	$0.03	$0.05	$0.07	$0.04

note 1:	The primary component in this line item is gross commissions earned on bond sales (“income from correspondent banking and bond sales division”) which was $6,140, $6,450, $8,606, $9,966 and $7,784 for 1Q13, 4Q12, 3Q12, 2Q12 and 1Q12 respectively. The remaining non interest income items in this category include fees from safe-keeping activities, bond accounting services, asset/liability consulting related activities, international wires, clearing and corporate checking account services, and other correspondent banking related revenue and fees.
note 2:	The majority of these expenses are variable in nature and are a derivative of the income from correspondent banking and bond sales division. The amounts do not include any indirect support allocation costs.
note 3:	A portion of the cost of the Company’s indirect departments such as human resources, accounting, deposit operations, item processing, information technology, compliance and others have been allocated to the correspondent banking and bond sales division based on management’s estimates.

Net Interest Margin (“NIM”)

The reported NIM increased 33bps to 4.64% in the current quarter compared to 4.31% in the prior quarter. Excluding the ASC 310-30 events both in loans covered by FDIC loss share and those not covered by loss share agreements (i.e. purchased impaired consumer loans) the NIMs were similar quarter to quarter as summarized in the table below (presented on a tax equivalent yield basis).

	1Q13		4Q12
(unaudited)	net int income	NIM	net int income	NIM
as reported	$23,109	4.64%	$21,859	4.31%
additional income from increased collections during the quarter:
ASC 310-30 - covered loans	(1,849)		—
ASC 310-30 - non covered loans	—		(266)

NIM excluding above items	$21,260	4.27%	$21,593	4.25%

Loans, excluding FDIC covered loans, the largest category in the Company’s interest earning assets, earned an average yield of 4.92% during the current quarter. New loans funded during the current quarter averaged approximately 4.27%. New loans funded in the prior three quarters averaged 4.37%, 4.40% and 4.43%, respectively. The yield for this category of loans is expected to decrease slightly each quarter until the average yield for the category approaches the average yield of new loans being funded.

The yield on covered loans, accounted for pursuant to ASC Topic 310-30, continues to increase due to increases in estimated future expected cash flows. However, this is a smaller portfolio compared to the noncovered loans. During the last eight quarters, the yields on the covered loan portfolio were as follows:

(unaudited)	1Q13		4Q12	3Q12	2Q12	1Q12	4Q11	3Q11	2Q11
FDIC covered loan portfolio	11.06	%*	7.71%	7.03%	7.51%	6.69%	6.80%	6.21%	5.51%

*	As described earlier, excluding the $1,849, the yield for 1Q13 is equal to approximately 8.42%.

The table below summarizes yields and costs by various interest earning asset and interest bearing liability account types for the current quarter, the previous calendar quarter and the same quarter last year.

Yield and cost table (unaudited)
	1Q13			4Q12			1Q12
	average balance	interest inc/exp	avg rate	average Balance	interest inc/exp	avg rate	average balance	interest inc/exp	avg rate
Loans (TEY)* (note 1)	$1,136,076	$13,796	4.92%	$1,138,127	$14,640	5.12%	$1,116,804	$14,521	5.23%
Covered loans (note 2)	284,151	7,749	11.06%	309,502	6,001	7.71%	316,421	5,265	6.69%
Taxable securities	417,185	2,389	2.32%	393,362	2,211	2.24%	529,951	3,368	2.56%
Tax-exempt securities (TEY)	43,043	533	5.02%	40,697	539	5.27%	37,487	521	5.59%
Fed funds sold and other	137,776	198	0.58%	138,236	194	0.56%	128,479	151	0.47%

Tot. interest earning assets (TEY)	$2,018,231	$24,665	4.96%	$2,019,924	$23,585	4.65%	$2,129,142	$23,826	4.50%

Interest bearing deposits	$1,462,511	$1,383	0.38%	$1,490,327	$1,545	0.41%	$1,610,176	$2,232	0.56%
Fed funds purchased	44,662	5	0.05%	44,520	6	0.05%	68,842	8	0.05%
Other borrowings	20,381	18	0.36%	20,004	19	0.38%	26,292	106	1.62%
Corporate debentures	16,975	150	3.58%	16,968	156	3.66%	16,948	164	3.89%

Total interest bearing liabilities	$1,544,529	$1,556	0.41%	$1,571,819	$1,726	0.44%	$1,722,258	$2,510	0.59%

Net Interest Spread (TEY)			4.55%			4.21%			3.91%

Net Interest Margin (TEY)			4.64%			4.31%			4.03%

*	TEY = tax equivalent yield
note 1:	loans not covered by FDIC loss share agreements
note 2:	loans covered by FDIC loss share agreements, and accounted for pursuant to ASC Topic 310-30.

The table below summarizes the Company’s yields on interest earning assets and costs of interest bearing liabilities over the prior five quarters.

Five quarter trend of yields and costs (unaudited)
For the quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Yield on loans (TEY)*	4.92%	5.12%	5.22%	5.27%	5.23%
Yield on FDIC covered loans	11.06%	7.71%	7.03%	7.51%	6.69%
Yield on securities (TEY)	2.57%	2.52%	2.66%	2.81%	2.76%
Yield on fed funds sold and other	0.58%	0.56%	0.58%	0.50%	0.47%
Yield on total interest earning assets	4.90%	4.58%	4.61%	4.71%	4.44%
Yield on total interest earning assets (TEY)	4.96%	4.65%	4.67%	4.78%	4.50%
Cost of interest bearing deposits	0.38%	0.41%	0.45%	0.51%	0.56%
Cost of fed funds purchased	0.05%	0.05%	0.05%	0.05%	0.05%
Cost of other borrowings	0.36%	0.38%	0.46%	1.58%	1.62%
Cost of corporate debentures	3.58%	3.66%	3.75%	3.75%	3.89%
Cost of interest bearing liabilities	0.41%	0.44%	0.48%	0.55%	0.59%
Net interest margin (TEY)	4.64%	4.31%	4.30%	4.33%	4.03%
Cost of total deposits	0.28%	0.31%	0.34%	0.38%	0.43%

*	TEY = tax equivalent yield

The table below summarizes selected financial ratios over the prior five quarters.

Selected financial ratios (unaudited)
As of or for the quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Return on average assets (annualized)	0.78%	0.37%	0.44%	0.60%	0.21%
Return on average equity (annualized)	6.76%	3.25%	3.85%	5.59%	2.01%
Loan / deposit ratio	70.3%	71.9%	72.8%	71.3%	68.8%
Stockholders’ equity (to total assets)	11.6%	11.6%	11.5%	11.0%	10.4%
Common tangible equity (to total tangible assets)	9.6%	9.6%	9.5%	9.1%	8.5%
Tier 1 capital (to average assets)	10.1%	9.9%	9.7%	9.3%	9.1%
Efficiency ratio, including correspondent banking (note 1)	75.6%	76.4%	76.5%	76.1%	78.9%
Efficiency ratio, excluding correspondent banking (note 2)	73.0%	74.3%	76.8%	78.1%	78.3%
Common equity per common share	$9.18	$9.09	$9.10	$8.95	$8.77
Common tangible equity per common share	$7.45	$7.36	$7.36	$7.19	$6.99

note 1:	Numerator equals non-interest expense less non-recurring expenses (e.g. merger costs, bank property impairment, etc.) less intangible amortization (both CDI and Trust intangible) less credit related expenses. Denominator equals net interest income on a taxable equivalent yield basis (“TEY”) before the provision for loan losses plus non-interest income less non-recurring income (e.g. bargain purchase gain, gain on sale of securities available for sale, etc.) less FDIC income related to losses on the sales of covered OREO properties and impairment of loan pool(s) covered by FDIC loss share arrangements.
note 2:	Numerator starts with the same numerator as in “note 1”, less correspondent bank non-interest expense, including indirect expense allocations. Denominator starts with the same denominator as in “note 1”, less correspondent bank net interest income and less correspondent bank non-interest income.

Loan portfolio mix and covered loans

Approximately 19.6% of the Company’s loans, or $277,971, are covered by FDIC loss sharing agreements related to the acquisition of three failed financial institutions during the third quarter of 2010 and two during the first quarter of 2012. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered loans beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered loans. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provides for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries. All of the covered loans acquired are accounted for pursuant to ASC Topic 310-30.

The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (unaudited)
At quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Loans not covered by FDIC loss share agreements				(note 2)
Real estate loans
Residential	$432,892	$428,554	$428,138	$422,687	$413,626
Commercial	478,790	480,494	468,261	461,405	440,183
Land, development and construction loans	59,524	55,474	56,454	66,890	80,295

Total real estate loans	971,206	964,522	952,853	950,982	934,104
Commercial loans	115,217	124,225	131,302	127,880	125,752
Consumer and other loans, (note 1)	2,818	2,732	1,998	2,072	1,759
Consumer and other loans	47,991	48,547	48,808	47,973	48,122

Total loans before unearned fees and costs	1,137,232	1,140,026	1,134,961	1,128,907	1,109,737
Unearned fees and costs	(217)	(458)	(522)	(644)	(732)

Total loans not covered by FDIC loss share agreements	1,137,015	1,139,568	1,134,439	1,128,263	1,109,005

Loans covered by FDIC loss share agreements
Real estate loans
Residential	135,068	142,480	161,827	168,786	157,601
Commercial	130,549	134,413	133,069	140,628	159,324
Land, development and construction loans	7,777	13,259	18,478	19,780	30,566

Total real estate loans	273,394	290,152	313,374	329,194	347,491
Commercial loans	4,577	6,143	6,374	8,248	10,311

Total loans covered by FDIC loss share agreements	277,971	296,295	319,748	337,442	357,802

Total Loans	$1,414,986	$1,435,863	$1,454,187	$1,465,705	$1,466,807

Note 1:	Consumer loans acquired pursuant to five FDIC assisted transactions of failed financial institutions during the third quarter of 2010 and first quarter of 2012. These loans are not covered by an FDIC loss share agreement and are being accounted for pursuant to ASC Topic 310-30.
Note 2:	During the second quarter of 2012 the Company reclassified approximately $10,182 of construction and development loans to commercial real estate ($7,051), commercial loans ($838) and residential real estate ($2,293).

Credit quality and allowance for loan losses

During the quarter, excluding loans covered by FDIC loss share agreements, the Company recorded a negative loan loss provision expense of $334 and charge-offs net of recoveries of $1,068.

With regard to loans covered by FDIC loss share agreements, the Company recorded a negative loan loss provision expense of $26. See the table “Allowance for loan losses” for additional information.

The allowance for loan losses (“ALLL”) was $25,254 at March 31, 2013 compared to $26,682 at December 31, 2012, a decrease of $1,428. This decrease is the result of the aggregate effect of a $1,370 decrease in general loan loss allowance, a $32 decrease in the specific loan loss allowance related to impaired loans and a $26 decrease in the loan loss allowance related to certain impaired loan pools of FDIC covered loans accounted for pursuant to ASC Topic 310-30. The changes in the Company’s ALLL components between March 31, 2013 and December 31, 2012 are summarized in the table below.

	Mar 31, 2013			Dec 31, 2012			increase (decrease)
	loan balance	ALLL Balance	%	loan balance	ALLL balance	%	loan balance	ALLL balance
Non impaired loans	$1,096,911	$21,641	1.97%	$1,091,389	$23,011	2.11%	$5,522	$(1,370)	-14 bps
Impaired loans	40,104	990	2.47%	48,179	1,022	2.12%	(8,075)	(32)	35 bps

Loans (note 1)	1,137,015	22,631	1.99%	1,139,568	24,033	2.11%	(2,553)	(1,402)	-12 bps
Covered loans (note 2)	277,971	2,623		296,295	2,649		(18,324)	(26)

Total loans	$1,414,986	$25,254	1.78%	$1,435,863	$26,682	1.86%	$(20,877)	$(1,428)	-8 bps

note 1:	Total loans not covered by FDIC loss share agreements.
note 2:	Loans covered by FDIC loss share agreements. Eighty percent of any losses in this portfolio will be reimbursed by the FDIC and recognized as FDIC indemnification income and included in non-interest income within the Company’s condensed consolidated statement of operations. Six loan pools with an aggregate carrying value of $29,701 are impaired at March 31, 2013, and have a specific allowance of $2,623. The aggregate carrying value of $29,701 represents approximately 76% of the underlying loan balances outstanding.

The general loan loss allowance (non-impaired loans) decreased by $1,370 due to the Company’s continued improvement in its credit metrics. Prior to the current quarter end, management evaluated the purchased loans from Federal Trust Bank as a separate segment because they were selected performing loans as of the November 1, 2011 purchase date and because management had the option to put back any loan that became 30 days past due or adversely classified for a one year period which expired on November 1, 2012. The Company evaluated this loan portfolio segment during the current quarter ended March 31, 2013 and concluded that these loans no longer needed to be analyzed as a separate loan portfolio segment when estimating the allowance for loan losses. The difference between evaluating these loans as a separate segment versus including them in the Company’s historical classifications was not material.

Prior to March 31, 2013 there was no general loan loss allowance associated with the performing loans purchased from TD Bank because they were selected performing loans as of the purchase date and because management had the option to put back any loan that became 30 days past due or adversely classified for a two year period which expired in January 2013. Effective March 31, 2013, these loans are included in the Company’s historical loan categories for general loan loss allowance analysis and calculation purposes.

The specific loan loss allowance (impaired loans) is the aggregate of the results of individual analyses prepared for each one of the impaired loans not covered by an FDIC loss share agreement. The Company recorded partial charge offs in lieu of specific allowance for a number of the impaired loans. The Company’s impaired loans have been written down by $3,597 to $40,104 ($39,114 when the $990 specific allowance is considered) from their legal unpaid principal balance outstanding of $43,701. In the aggregate, total impaired loans have been written down to approximately 90% of their legal unpaid principal balance, and non-performing impaired loans have been written down to approximately 71% of their legal unpaid principal balance. The Company’s total non-performing loans (non-accrual loans plus loans past due greater than 90 days and still accruing, $24,772 at March 31, 2013) have been written down to approximately 78% of their legal unpaid principal balance.

Approximately $30,035 of the Company’s impaired loans (75%) are accruing performing loans. This group of impaired loans is not included in the Company’s non-performing loans or non-performing assets categories.

Any losses in loans covered by FDIC loss share agreements, as described in note 2 above, are reimbursable from the FDIC to the extent of 80% of such losses. These loans are being accounted for pursuant to ASC Topic 310-30. Loan pools in this portfolio are evaluated for impairment each quarter. If a pool is impaired, an allowance for potential loan loss is recorded.

Management believes the Company’s allowance for loan losses is adequate at March 31, 2013. However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future. The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)
as of or for the quarter ending	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Loans not covered by FDIC loss share agreements
Allowance at beginning of period	$24,033	$24,019	$23,634	$25,569	$27,585
Charge-offs	(1,231)	(2,121)	(2,245)	(3,322)	(4,826)
Recoveries	163	293	978	601	160

Net charge-offs	(1,068)	(1,828)	(1,267)	(2,721)	(4,666)
Provision for loan losses	(334)	1,842	1,652	786	2,650

Allowance at end of period for loans not covered by FDIC loss share agreements	$22,631	$24,033	$24,019	$23,634	$25,569

Loans covered by FDIC loss share agreements
Allowance at beginning of period	$2,649	$2,322	$1,549	$441	$359
Charge-offs	—	—	—	—	—
Recoveries	—	—	—	—	—

Net charge-offs	—	—	—	—	—
Provision for loan losses	(26)	327	773	1,108	82

Allowance at end of period for loans covered by FDIC loss share agreements	$2,623	$2,649	$2,322	$1,549	$441

Total allowance at end of period	$25,254	$26,682	$26,341	$25,183	$26,010

The Company defines non-performing loans (“NPLs”) as non-accrual loans plus loans past due 90 days or more and still accruing interest. NPLs do not include loans covered by FDIC loss share agreements, which are accounted for pursuant to ASC Topic 310-30. NPLs as a percentage of total loans not covered by FDIC loss share agreements were 2.18% at March 31, 2013 compared to 2.26% at December 31, 2012.

Non-performing assets (“NPAs”) (which the Company defines as NPLs, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure), excluding OREO covered by FDIC loss share agreement; and (b) other repossessed assets that are not real estate, and are not covered by FDIC loss share agreement), were $31,338 at March 31, 2013, compared to $33,386 at December 31, 2012. NPAs as a percentage of total assets was 1.31% at March 31, 2013 compared to 1.41% at December 31, 2012. NPAs as a percentage of loans plus OREO and other repossessed assets, excluding loans and OREO covered by FDIC loss share agreements, was 2.74% at March 31, 2013 compared to 2.91% at December 31, 2012.

NPA inflows for the quarter were approximately $4,866. Outflows were approximately $6,914, which included approximately $4,010 of previously non-performing loans upgraded to accrual status during the current quarter. Outflows consist primarily of net charge offs, loan sales, OREO sales, OREO valuation write downs, and loan upgrades. Inflows consist primarily of additions of new nonaccrual loans net of any prior nonaccrual loans returning to accrual status and also net of any principal pay-downs or pay-offs. Prior to the second quarter of 2012, loan upgrades were generally few and small in balance and were included in inflows as a net number. The Company upgraded loans with an aggregate balance of $7,456, $2,873, $1,277 and $4,010 from nonaccrual to accrual status during 2Q12, 3Q12, 4Q12 and 1Q13, respectively. Because these were significant and easily identifiable amounts, they were included as an outflow. Any small homogeneous loan (e.g. single family home mortgages or consumer loans) that may have been upgraded during any of the previous quarters presented below, were netted in the aggregate inflow amount.

The table below summarizes the approximate NPA inflows and outflows during the quarters presented.

	1Q13	4Q12	3Q12	2Q12	1Q12	4Q11	3Q11	2Q11
Inflows	$4,866	$1,887	$2,384	$1,463	$10,519	$11,584	$7,220	$14,828
Outflows	(6,914)	(4,134)	(6,134)	(13,358)	(8,550)	(38,260)	(9,264)	(19,133)

net change incr(decr)	($2,048)	($2,247)	($3,750)	($11,895)	$1,969	($26,676)	($2,044)	($4,305)

NPA balance qrt end	$31,338	$33,386	$35,633	$39,383	$51,278	$49,309	$75,985	$78,029

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios (unaudited)
As of or for the quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Non-accrual loans (note 1)	$24,456	$25,448	$28,658	$31,769	$42,598
Past due loans 90 days or more and still accruing interest (note 1)	316	293	121	118	127

Total non-performing loans (“NPLs”) (note 1)	24,772	25,741	28,779	31,887	42,725
Other real estate owned (OREO) (note 1)	6,186	6,875	5,858	6,855	6,726
Repossessed assets other than real estate (note 1)	380	770	996	641	1,827

Total non-performing assets (“NPAs”) (note 1)	$31,338	$33,386	$35,633	$39,383	$51,278
Non-performing loans as percentage of total loans not covered by FDIC loss share agreements	2.18%	2.26%	2.54%	2.83%	3.85%
Non-performing assets as percentage of total assets	1.31%	1.41%	1.50%	1.61%	2.02%
Non-performing assets as percentage of loans and
OREO plus other repossessed assets (note 1)	2.74%	2.91%	3.12%	3.47%	4.59%
Net charge-offs (recoveries)	$1,068	$1,828	$1,267	$2,721	$4,666
Net charge-offs as a percentage of average loans for the period (note 1)	0.09%	0.16%	0.11%	0.25%	0.41%
Net charge-offs as a percentage of average loans for the period on an annualized basis (note 1)	0.36%	0.64%	0.44%	1.00%	1.64%
Loans past due 30 thru 89 days and accruing interest as a percentage of total loans (note 1)	1.06%	0.65%	0.87%	0.61%	0.68%
Allowance for loan losses as percentage of NPLs (note 1)	91%	93%	83%	74%	60%

Troubled debt restructure (“TDRs”) (note 2)	$14,073	$14,660	$15,428	$11,722	$11,666
Impaired loans that were not TDRs	26,031	33,519	29,383	36,373	42,039

Total impaired loans	40,104	48,179	44,811	48,095	53,705
Non impaired loans	1,096,911	1,091,389	1,089,628	1,080,168	1,055,300

Total loans not covered by FDIC loss share agreements	1,137,015	1,139,568	1,134,439	1,128,263	1,109,005
Total loans covered by FDIC loss share agreements	277,971	296,295	309,743	327,325	347,793

Total loans	$1,414,986	$1,435,863	$1,444,182	$1,455,588	$1,456,798

As of or for the quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Allowance for loan losses for loans not covered by FDIC loss share agreements
Specific loan loss allowance - impaired loans	$990	$1,022	$949	$634	$1,033
General loan loss allowance - non impaired	21,641	23,011	23,070	23,000	24,536

Total allowance for loan losses	$22,631	$24,033	$24,019	$23,634	$25,569

Allowance for loan loss percentage of period end loans:
Impaired loans (note 1)	2.47%	2.12%	2.12%	1.32%	1.92%
All other non impaired loans (note 1)	1.97%	2.11%	2.12%	2.13%	2.33%

Total loans (note 1)	1.99%	2.11%	2.12%	2.09%	2.31%

Note 1:	Excludes loans, OREO and other repossessed assets covered by FDIC loss share agreements.
Note 2:	The Company has approximately $14,073 of TDRs. Of this amount $9,568 are performing pursuant to their modified terms, and $4,505 are not performing and have been placed on non-accrual status and included in non performing loans (“NPLs”). Current accounting standards require TDRs to be included in our impaired loans, whether they are performing or not performing. Only non performing TDRs are included in our NPLs.

As shown in the table on the previous page, the largest component of non-performing assets is non-accrual loans. The Company’s total non-accrual loans decreased from $25,448 at December 31, 2012 to $24,456 at March 31, 2013. Non-accrual loans at March 31, 2013 are further delineated by collateral category and number of loans in the table below.

collateral category (unaudited)	total amount	percentage of total non-accrual loans	number of non-accrual loans in category
Residential real estate loans	$11,014	45%	89
Commercial real estate loans	9,223	38%	33
Land, development, construction loans	2,284	9%	19
Non real estate commercial loans	1,561	6%	26
Non real estate consumer and other loans	374	2%	25

Total non-accrual loans at March 31, 2013	$24,456	100%	192

The second largest component of non-performing assets after non-accrual loans is OREO, excluding OREO covered by FDIC loss share agreements. At March 31, 2013, total OREO was $35,620. Of this amount, $29,434 was acquired pursuant to the acquisition of five failed financial institutions. The acquired OREO is covered by FDIC loss share agreements. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered OREO beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered OREO. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provide for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries.

OREO not covered by FDIC loss share agreements is $6,186 at March 31, 2013. OREO is carried at the lower of cost or market less the estimated cost to sell. Further declines in real estate values can affect the market value of these assets. Any further decline in market value beyond its cost basis is recorded as a current expense in the Company’s Statement of Operations. The current carrying value represents approximately 46% of the unpaid legal balance of the related loan when the asset was repossessed. OREO is further delineated in the table below.

(unaudited) Description of repossessed real estate	carrying amount at Mar 31, 2013
6 single family homes	$830
10 residential building lots	930
14 commercial buildings	2,186
Land / various acreages	2,240

Total, excluding OREO covered by FDIC loss share agreements	$6,186

Deposit activity

During the quarter, total deposits increased by $16,364 (time deposits decreased by $42,552 and non-time deposits increased by $58,916). The loan to deposit ratio was approximately 70% at quarter end. The cost of interest bearing deposits decreased 3 bps to 0.38% in the current quarter compared to 0.41% in the prior quarter. The overall cost of total deposits (i.e. includes non-interest bearing checking accounts) decreased by 3 bps to 0.28% in the current quarter compared to 0.31% in the prior quarter. The table below summarizes the Company’s deposit mix over the periods indicated.

Deposit mix (unaudited)
For the quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Checking accounts
Non-interest bearing	$565,404	$519,510	$504,528	$500,871	$500,683
Interest bearing	459,528	452,961	410,517	408,877	400,492
Savings deposits	239,127	238,216	240,326	243,390	247,442
Money market accounts	316,785	311,241	314,441	325,751	354,885
Time deposits	432,752	475,304	528,037	577,208	629,306

Total deposits	$2,013,596	$1,997,232	$1,997,849	$2,056,097	$2,132,808

Non time deposits as percentage of total deposits	79%	76%	74%	72%	70%
Time deposits as percentage of total deposits	21%	24%	26%	28%	30%

Total deposits	100%	100%	100%	100%	100%

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)
For the quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Cash and due from banks	$20,823	$19,160	$20,259	$23,444	$31,471
Fed funds sold and Fed Res Bank deposits	155,872	117,588	82,872	93,361	103,427
Trading securities	—	5,048	—	1,061	552
Investments securities, available for sale	460,534	425,758	458,796	474,105	545,559
Loans held for sale	2,131	2,709	1,707	1,692	298
Loans covered by FDIC loss share agreements	277,971	296,295	319,748	337,442	357,802
Loans not covered by FDIC loss share agreements	1,137,015	1,139,568	1,134,439	1,128,263	1,109,005
Allowance for loan losses	(25,254)	(26,682)	(26,341)	(25,183)	(26,010)
FDIC indemnification assets	97,958	119,289	121,871	132,880	134,126
Premises and equipment, net	96,946	97,954	97,749	100,902	97,060
Goodwill	44,924	44,924	44,924	44,930	44,924
Core deposit intangible	5,691	5,944	6,229	6,522	6,821
Bank owned life insurance	48,296	47,957	47,601	47,241	46,878
OREO covered by FDIC loss share agreements	29,434	26,783	25,967	30,243	29,934
OREO not covered by FDIC loss share agreements	6,186	6,875	5,858	6,855	6,726
Other assets	30,712	34,070	35,936	36,805	44,565

TOTAL ASSETS	$2,389,239	$2,363,240	$2,377,615	$2,440,563	$2,533,138

Deposits	$2,013,596	$1,997,232	$1,997,849	$2,056,097	$2,132,808
Federal funds purchased	45,130	38,932	46,574	45,337	74,459
Other borrowings	37,398	35,762	38,005	50,725	48,126
Other liabilities	16,890	17,783	21,338	19,031	14,118
Common stockholders’ equity	276,225	273,531	273,849	269,373	263,627

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,389,239	$2,363,240	$2,377,615	$2,440,563	$2,533,138

Condensed Consolidated Average Balance Sheets (unaudited)
For quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Federal funds sold and other	$137,776	$138,236	$102,627	$116,153	$128,479
Security investments	460,228	434,059	478,087	513,854	567,438
Loans covered by FDIC loss share agreements	284,151	309,502	327,847	347,191	316,421
Loans not covered by FDIC loss share agreements	1,136,076	1,138,127	1,129,783	1,122,268	1,116,804
Allowance for loan losses	(26,782)	(26,930)	(25,893)	(26,254)	(28,421)
All other assets	398,334	395,267	401,145	413,498	395,308

TOTAL ASSETS	$2,389,783	$2,388,261	$2,413,596	$2,486,710	$2,496,029

Deposits - interest bearing	$1,462,511	$1,490,327	$1,532,538	$1,590,953	$1,610,176
Deposits - non interest bearing	545,579	521,890	503,654	507,138	494,898
Federal funds purchased	44,662	44,520	47,885	54,131	68,842
Other borrowings	37,356	36,972	40,164	51,328	43,240
Other liabilities	25,200	20,860	16,655	15,720	15,665
Stockholders’ equity	274,475	273,692	272,700	267,440	263,208

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,389,783	$2,388,261	$2,413,596	$2,486,710	$2,496,029

Non interest income and non interest expense

The table below summarizes the Company’s non-interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)
For the quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Income from correspondent banking and bond sales division	$6,140	$6,450	$8,606	$9,966	$7,784
Other correspondent banking related fees	719	558	590	608	426
Wealth management related fees	745	624	683	631	660
Trust fees	325	318	317	319	208
Trading securities revenue	146	156	257	133	144
Service charges on deposit accounts	1,819	1,825	1,695	1,595	1,483
Debit card and ATM fees	1,066	1,079	1,012	1,017	915
Loan related fees	111	152	116	85	200
BOLI income	339	355	360	363	358
Other service charges and fees	410	318	496	217	385
Gain on sale of securities available for sale	30	420	675	726	602
FDIC indemnification asset - amortization (see explanation below)	(2,199)	(1,540)	(671)	(348)	(537)
FDIC indemnification income	628	2,025	2,199	1,229	564

Subtotal	$10,279	$12,740	$16,335	$16,541	$13,192
Bargain purchase gains related to acquisitions	—	—	—	—	453

Total non-interest income	$10,279	$12,740	$16,335	$16,541	$13,645

The FDIC indemnification asset (“IA”) is producing amortization (versus accretion) due to reductions in the estimated losses in the FDIC covered loan portfolio. That is, to the extent current projected losses in the covered loan portfolio are less than originally projected losses, the related projected reimbursements from the FDIC contemplated in the IA are less, which produces a negative income accretion in non-interest income. This event corresponds to the increase in yields in the FDIC covered loan portfolio, although there is not perfect correlation. Higher expected cash flows (i.e. less expected future losses) on the loan side of the equation is accreted into income over the life of the related loan pool. The lower expected reimbursement from the FDIC (i.e. 80% of the lower expected future losses) is amortized over the loss share period, which many times are shorter periods than the life of the related loan pools.

When a FDIC covered OREO property is sold at a loss, the loss is included in non-interest expense as loss on sale of OREO, and eighty percent of the loss is recorded as FDIC indemnification income and included in non-interest income. Eighty percent of any related loan pool impairments also are reflected in this non-interest income account.

The table below summarizes the Company’s non-interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)
For the quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Employee salaries and wages	$12,665	$12,580	$14,083	$15,650	$13,919
Employee incentive/bonus compensation accrued	1,094	1,032	1,247	897	762
Employee stock based compensation expense	146	153	154	164	160
Deferred compensation expense	141	124	131	123	123
Health insurance and other employee benefits	951	878	1,034	1,052	1,021
Payroll taxes	1,017	610	718	814	1,093
401K employer contributions	367	236	268	303	337
Other employee related expenses	296	336	298	231	186
Incremental direct cost of loan origination	(437)	(228)	(227)	(184)	(140)

Total salaries, wages and employee benefits	16,240	15,721	17,706	19,050	17,461

Loss (gain) on sale of OREO	76	(17)	33	(120)	(36)
(Gain) loss on sale of FDIC covered OREO	(77)	548	120	349	308
Valuation write down of OREO	342	287	368	418	(62)
Valuation write down of FDIC covered OREO	645	1,146	1,367	417	317
Loss (gain) on repossessed assets other than real estate	242	(52)	37	40	98
Loan put back expense	4	734	852	22	24
Foreclosure and repossession related expenses	441	355	858	649	625
Foreclosure and repo expense, FDIC (note 1)	348	572	209	423	317

Total credit related expenses	2,021	3,573	3,844	2,198	1,591

Occupancy expense	1,892	1,909	2,246	2,481	2,061
Depreciation of premises and equipment	1,497	1,530	1,465	1,416	1,267
Supplies, stationary and printing	288	245	261	303	315
Marketing expenses	528	655	716	609	584
Data processing expenses	884	1,131	890	962	1,005
Legal, auditing and other professional fees	783	755	551	601	620
Bank regulatory related expenses	581	448	623	658	700
Postage and delivery	285	279	282	264	323
ATM and debit card related expenses	511	377	312	256	262
Amortization of CDI	253	284	294	299	278
Internet and telephone banking	224	235	209	224	277
Visa/Mastercard processing expenses	14	35	35	30	40
Put back option amortization expense	37	134	182	182	182
Operational write-offs and losses	16	86	378	91	142
Correspondent account and Federal Reserve charges	109	115	133	146	133
Conferences, seminars, education and training	153	114	105	161	130
Director fees	102	103	100	80	91
Travel expenses	74	114	112	63	28
Impairment of bank property held for sale	—	—	449	165	—
Other expenses	598	632	636	805	728

Subtotal	27,090	28,475	31,529	31,044	28,218
Merger, acquisition and conversion related expenses	—	55	177	614	1,868

Total non-interest expense	$27,090	$28,530	$31,706	$31,658	$30,086

note 1:	These are foreclosure and repossession related expenses related to FDIC covered assets, and are shown net of FDIC reimbursable amounts pursuant to FDIC loss share agreements.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The financial highlights provide reconciliations between GAAP interest income, net interest income and tax equivalent basis interest income and net interest income, as well as total stockholders’ equity and tangible common equity. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures (unaudited):
	1Q13	4Q12	1Q12

Interest income, as reported (GAAP)	$24,378	$23,265	$23,414
tax equivalent adjustments	287	320	336

Interest income (tax equivalent)	$24,665	$23,585	$23,750

Net interest income, as reported (GAAP)	$22,822	$21,539	$20,980
tax equivalent adjustments	287	320	336

Net interest income (tax equivalent)	$23,109	$21,859	$21,316

	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Total stockholders’ equity (GAAP)	$276,225	$273,531	$273,849	$269,373	$263,627
Goodwill	(44,924)	(44,924)	(44,924)	(44,930)	(44,924)
Core deposit intangible	(5,691)	(5,944)	(6,229)	(6,522)	(6,821)
Trust intangible	(1,309)	(1,363)	(1,422)	(1,481)	(1,541)

Tangible common equity	$224,301	$221,300	$221,274	$216,440	$210,341

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a bank holding company that was formed in June 2000 as part of a merger of three independent commercial banks. Currently, the Company operates through one subsidiary bank with 55 full service branch banking locations in 18 counties throughout central Florida. Through its subsidiary bank the Company provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers in central Florida, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of the Company’s subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in southeastern United States.

For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2012, and otherwise in our SEC reports and filings.